Canterbury Consulting Group, Inc.
352 Stokes Road, Suite 200
Medford, NJ  08055

September 29, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Canterbury Consulting Group, Inc. to be held on November 24, 2003, at 10:00 a.m. (EST), at Braddock's Restaurant, 39 South Main Street,
Medford, New Jersey.

Enclosed you will find the following materials relating to Canterbury Consulting Group, Inc.'s (the "Company") 2002 fiscal year, which ended November 30, 2002:

     1.   Notice of Annual Meeting of Shareholders
     2.   Proxy Statement
     3.   Proxy Card and Return Envelope
     4.   A Copy of the Company's 2002 Annual Report

Your vote is very important. Please ensure that your shares will be represented at the meeting by completing, signing, and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Sending us your proxy will not prevent you from voting in person at the meeting should you wish to do so.

Very Truly Yours,

Canterbury Consulting Group, Inc.


By: /s/ Kevin J. McAndrew
     --------------------------
    Kevin J. McAndrew
    President